This slide is not for distribution in isolation and must be viewed in conjunction with the accompanying term sheet, product supplement, underlying supplement, prospectus supplement and prospectus, which further describe the terms, conditions and risks associated with the notes.
Capped Return Enhanced Notes Linked to the EURO STOXX 50 due February 18, 2016
The notes are designed for investors who seek a return of 2 times the appreciation of the EURO STOXX 50 Index at maturity, subject to a maximum return of 21.00% . Investors should be willing to forgo interest and dividend payments and, if the Ending Index Level is less than the Initial Index Level, be willing to lose some or all of their principal. Any payment on the notes is subject to the credit risk of JPMorgan Chase and Co.

Trade Details/Characteristics
                                                                   Hypothetical Return for the Notes at Maturity

                                        --------------------- ----------------------------------------------------------
 ----------------------------
Reference Index:                  The EURO STOXX 50 Index ("the Index")

                                        --------------------- ----------- ---------------- -------------- ---- ---------
 ----------------------------
Maximum Return:                   At least 21.00%. For example, assuming the Maximum Return is 21.00%, if the Index Return is equal
 to or greater                              $1,700

                                                              -----------                  --------------

                                  than 10.50%, you will receive the Maximum Return of 21.00%, which entitles you to a maximum
 payment at                                                               Note Payoff at Maturity        Index Return
                                  maturity of $1,210.00 per $1,000 principal amount note that you hold. The actual Maximum Return will be

                                        --------------------- ----------- ---------------- -------------- ---- ---------
 ----------------------------
                                  determined on the pricing date and will not be less than 21.00%. Accordingly, the actual maximum
 payment at                                  $1,500
                                  maturity per $1,000 principal amount note will not be less than $1,210.00.

                                        --------------------- ----------- ---------------- -------------- ---- ---------
 ----------------------------
Upside Leverage Factor:           2.00
                                           $1,300
Index Return:                     (Ending Index Level -- Initial Index Level) / Initial Index Level

Pricing Date:                     January 30, 2015

Initial Index Level:              The Index closing level on pricing date

                                        --------------------- ----------- ---------------- -------------- ---- ---------
 ----------------------------

                                           $1,100
Ending Index Level:               The arithmetic average of the closing levels of the Index on each of the Ending Averaging Dates
                                          Payment at Maturity
Ending Averaging Dates:           February 08, 2016, February 09, 2016, February 10, 2016, February 11, 2016, and February 12, 2016
 (the Final

                                        --------------------- ----------- ---------------- -------------- ---- ---------
 ----------------------------
                                  Ending Averaging Date)
                                            $900
Payment at Maturity:              If the Ending Index Level is greater than the Initial Index Level, at maturity you will receive a cash payment that
                                  provides you with a return per $1,000 principal amount note equal to the Index Return multiplied by 2, subject to

                                        --------------------- ----------- ---------------- -------------- ---- ---------
 ----------------------------
                                  the Maximum Return. Accordingly, if the Ending Index Level is greater than the Initial Index
 Level, your payment at                           $700
                                  maturity per $1,000 principal amount note will be calculated as follows:

                                                 $1,000 + [$1,000 [] (Index Return x 2)], subject to the Maximum Return

                                        --------------------- ----------- ---------------- -------------- ---- ---------
 ----------------------------

                                            $500
                                  If the Ending Index Level is equal to the Initial Index Level, you will receive the principal
 amount of your notes at                            -30%                  -20% -10%                  0%        10%      20%   30%
                                  maturity.
                                                                                             Index Return
                                  Your investment will be fully exposed to any decline in the Index. If the Ending Index Level is less than the Initial
                                  Index Level, you will lose 1% of the principal amount of your notes for every 1% that the Ending
 Index Level is less                      The following table illustrates the hypothetical total return at maturity on the notes.
 The "total return" as
                                  than the Initial Index Level, and your payment at maturity per $1,000 principal amount note will
 be calculated as                         used herein is the number, expressed as a percentage, that results from comparing the payment at maturity
                                  follows:
                                        per $1,000 principal amount note to $1,000.
                                                               $1,000 + ($1,000 [] Index Return)
                                        Each hypothetical total return or hypothetical payment at maturity set forth above and below assumes an
                                  If the Ending Index Level is less than the Initial Index Level you will lose some or all of your
 initial investment at                    Initial Index Level of 3400.00, an Upside Leverage Factor of 2.00 and a Maximum Return of
 21.00%. The actual
                                  maturity.
                                        Maximum Return will be set on the pricing date and will not be less than 21.00%.
Preliminary Termsheet             http://www..gov/Archives/edgar/data/19617/000095010315000554/dp52898_fwp-131.htm

 -----------------------------------------------------------------------------------------------------------------------------------
------
Please see the term sheet hyperlinked above for additional information about the notes, including JPMS's estimated value, which is the estimated value of
the notes when the terms are set.

=================================
 ===================================================================================================================================
====== ===================== =========== ================ ============== ==== ========= ============================
Risk Considerations
                                                              Hypothetical Examples of Amounts Payable at Maturity
---------------------------------
 -----------------------------------------------------------------------------------------------------------------------------------
------ --------------------- ---------------------------------------------------------- ----------------------------
The risks identified below are not exhaustive. Please see the term sheet hyperlinked above for more information.
                                             Ending Index Level                            Index Return        Total Return on Notes

                                        --------------------------------- ---------------- -------------- ----
 --------------------------------------

                                                              6120.00                        80.00%                 21.000%
[] Your investment in the notes may result in a loss.
                                                              5100.00                        50.00%                 21.000%
[] Any payment on the notes is subject to the credit risk of JPMorgan Chase and Co.
                                                              4760.00                        40.00%                 21.000%
[] JPMorgan Chase and Co. and its affiliates play a variety of roles in connection with the issuance of the notes, including acting as
 calculation agent and hedging JPMorgan                       4420.00                        30.00%                 21.000%
Chase and Co.'s obligations under the notes. Their interests may be adverse to your interests.
                                                              3910.00                        15.00%                 21.000%
[] No ownership or dividend rights or interest payments in the stocks that comprise the Index.
                                                              3757.00                        10.50%                 21.000%
[] Lack of liquidity - J.P. Morgan Securities LLC ("JPMS") intends to offer to purchase the notes in the secondary market but is not
 required to do so. Even if there is a                        3740.00                        10.00%                 20.000%
secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.
                                                              3570.00                         5.00%                 10.000%
[] JPMS's estimated value does not represent the future value of the notes and may differ from others' estimates.
                                                              3434.00                         1.00%                  2.000%

                                        --------------------- ----------- ---------------- -------------- ----
 --------------------------------------
[] JPMS's estimated value will be lower than the issue price (price to the public) of the notes.
                                                              3400.00                         0.00%                  0.000%
[] JPMS's estimated value is not determined by reference to credit spreads for our conventional fixed rate debt.
                                                              3230.00                        -5.00%                 -5.000%
[] The value of the notes as published by JPMS may be higher than JPMS's then-current estimated value of the notes for a limited
 time.                                                            3060.00                        -10.00%                -10.000%
[] Secondary market prices of the notes will likely be lower than the price you paid for the notes and will be be impacted by many
 economic and market factors.                                   2890.00                        -15.00%                -15.000%
[] Risks related to non-U.S. issuers of equity securities.
                                                              2380.00                        -30.00%                -30.000%
[] Your maximum gain on the notes is limited to the maximum return.
                                                              2040.00                        -40.00%                -40.000%
[] The averaging convention used to calculate the Ending Index Level could limit returns.
                                                              1700.00                        -50.00%                -50.000%
[] No direct exposure to fluctuations in foreign exchange rates.
                                                              340.00                         -90.00%                -90.000%

                                                               0.00                         -100.00%                -100.000%
---------------------------------
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------ --------------------- ----------- ---------------- -------------- ---- --------------------------------------

SEC Legend: JPMorgan Chase and Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase and Co. has filed with the SEC for more complete information about JPMorgan Chase and Co. and this offering. You may get these documents without cost by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase and Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus, the prospectus supplement as well as any relevant product supplement, underlying supplement and term sheet if you so request by calling toll-free 866-535-9248.

IRS Circular 230 Disclosure: JPMorgan Chase and Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase and Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.
Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.
This material is not a product of J.P. Morgan Research Departments. Filed pursuant to Rule 433 Registration Statement No. 333-199966 Dated: January 27,
2015